Exhibit 11.1
                                AIRSENSORS, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                   Years ended April 30, 1996, 1995, and 1994

                                          -------------------------------------
                                              1996         1995         1994
                                          -----------  -----------  -----------
PRIMARY CALCULATION:
 Net income                               $4,976,443   $2,967,491   $2,510,514
 Dividends on preferred stock               (609,875)    (547,895)    (612,354)
 Minority interest                          (305,568)         -            -
                                          -----------  -----------  -----------
 Net income applicable to common stock    $4,061,000   $2,419,596   $1,898,160

 Add: Effect of treasury stock on
      repayment of borrowings                247,265      158,980      166,658
 Add: Effect of treasury stock on
      purchase of investments/securities         -         26,457          -
                                          -----------  -----------  -----------
 Net income applicable to common stock
  for calculation of net income per share $4,308,265   $2,605,033   $2,064,818
                                          ===========  ===========  ===========

 Weighted average number of common
  shares outstanding                       5,648,290    5,620,317    5,514,753
 Dilutive effect of outstanding stock
  options and warrants  (As determined
  by application of the modified
  treasury stock method)                     999,703      945,705      873,100
                                          -----------  -----------  -----------
 Weighted average number of common
  shares, as adjusted for calculation
  of net income per share                  6,647,993    6,566,022    6,387,853
                                          ===========  ===========  ===========

 Net income per share                          $0.65        $0.40        $0.32
                                          ===========  ===========  ===========


FULLY DILUTED CALCULATION:

 Net income applicable to common stock
  for calculation of net income per
  share before effect of treasury stock
  on repayment of borrowings              $4,670,875   $2,419,596   $1,898,160
 Add: Effect of treasury stock on
      repayment of borrowings                247,265      158,980      143,337
 Add: Effect of treasury stock on
      purchase of investments/securities         -         19,843          -
                                          -----------  -----------  -----------
 Net income applicable to common stock
  for calculation of net income per share $4,918,140   $2,598,419   $2,041,497
                                          ===========  ===========  ===========

Weighted average number of common
  shares outstanding                       5,648,290    5,620,317    5,514,753
 Dilutive effect of outstanding stock
  options and warrants  (As determined
  by application of the modified
  treasury stock method)                     999,703      945,705      873,100
 Assuming conversion of preferred stock    1,123,489          -            -
                                          -----------  -----------  -----------
 Weighted average number of common
  shares, as adjusted for calculation
  of net income per share                  7,771,482    6,566,022    6,387,853
                                          ===========  ===========  ===========

 Net income per share                          $0.63        $0.40        $0.32
                                          ===========  ===========  ===========